EXHIBIT 8

musicmaker.com, Inc. Appoints Three New Board Members and New President and Chief Executive Officer

Consent Solicitation by BCG Strategic Investors is Withdrawn

RESTON. Va. -- (BUSINESS WIRE)--Jan. 16, 2001--musicmaker.com, Inc. (NASDAQ NM:HITS - news) announced today that it had appointed three new additional members to its Board of Directors, Seymour Holtzman, James Mitarotonda and Joseph Wright, Jr., bringing the total number of directors to seven. The company further announced that BCG Strategic Investors and their affiliates have agreed to withdraw their consent solicitation which had sought to, among other things, elect a majority of the company's Board of Directors.

In addition, Mr. Holtzman will become Chairman of the Board, and Mr. Mitarotonda will become President and Chief Executive Officer following the resignation of the company's current Chairman, CEO, and President, Devarajan Puthukarai, on January 18, 2001. As part of this agreement, BCG also entered into a standstill agreement with the company, pursuant to which BCG and its affiliates will not purchase any additional shares of musicmaker stock or take any other action to change the composition of musicmaker's board of directors for a period of ninety days.

Commenting on the agreement, Mr. Puthukarai, who will remain on the Company's Board of Directors stated, "This resolution is in the best interests of the company and all of its stockholders. It will allow us all to focus on our common goal of maximizing value in the liquidation process for stockholders."

Mr. Mitarotonda stated, "We are pleased with this result. We look forward to working together with the current directors, for the benefit of all stockholders."

Certain statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 including but not necessarily limited to statements about the proposed liquidation of musicmaker.com's business and the distribution of its assets. Such forward-looking statements are subject to known and unknown risks, uncertainties and other factors which may cause actual results or performance of the Company or its distribution after liquidation to be materially different from any future results or performance indicated or implied by such forward-looking statements. Such factors include and/or concern, among other things: the failure to obtain as high a price for a particular asset of the Company sold in connection with the liquidation as might have been secured if the Company were not in liquidation; the failure to negotiate an orderly wind-down of the Company's obligations to its creditors, the effect of litigation in which the Company is involved, as well as the risks set forth in the Company's registration statement on Form S-1 dated as of July 7, 1999 as filed with the Securities Exchange Commission and the Company's Annual Report on Form 10-K dated December 31, 1999 and those other risk factors listed from time to time in the Company's other SEC filings, including but not necessarily limited to the consent revocation

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statement  opposing certain proposals and the information  statement  describing the Plan of  Liquidation  that will be filed with the  Securities  and  Exchange
Commission  and  mailed  to  stockholders.   musicmaker.com,   Inc.  assumes  no
obligation to update or revise any forward-looking statements appearing in this press release.

Contact:

musicmaker.com
Mark A. Fowler, CFO
(703) 860-2289